                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                        Carolina Power & Light Company
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                            R R Donnelley Financial
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                         CAROLINA POWER & LIGHT COMPANY
                            411 FAYETTEVILLE STREET
                         RALEIGH, NORTH CAROLINA 27601

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 10, 1995

  The Annual Meeting of the Shareholders of Carolina Power & Light Company will be held in the Northeast Exhibit Hall of the Raleigh Civic Center, Fayetteville Street Mall, Raleigh, North Carolina, on May 10, 1995, at 10 o'clock a.m., for the following purposes:

  (1) To act upon two proposals which would (i) amend the Company's Restated Charter and By-Laws to establish a variable range for the size of the Board of Directors, and (ii) amend the Company's By-Laws to provide for classification of the Board of Directors;
  (2) To elect directors of the Company; and
  (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

  All shareholders of $5 Preferred Stock, Serial Preferred Stock and Common Stock of record at the close of business on March 3, 1995, will be entitled to vote on all questions at the meeting or any adjournment thereof. The stock transfer books will remain open.

  By order of the Board of Directors.

                                                              RICHARD E. JONES
                                                              Senior Vice
                                                              President,
                                                              General Counsel
                                                              and Secretary

Raleigh, North Carolina
March 31, 1995


  Shareholders who do not plan to attend the meeting are requested to SIGN, DATE and RETURN their proxies promptly.

                         CAROLINA POWER & LIGHT COMPANY
                            411 FAYETTEVILLE STREET
                         RALEIGH, NORTH CAROLINA 27601

                               ----------------

                                PROXY STATEMENT

                                    GENERAL

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Carolina Power & Light Company (Company) of proxies in the accompanying form to be used at the Annual Meeting of Shareholders to be held in the Northeast Exhibit Hall of the Raleigh Civic Center, Fayetteville Street Mall, Raleigh, North Carolina, on May 10, 1995, at 10 o'clock a.m., and at any subsequent time which may be made necessary by its adjournment. The Proxy Statement and form of proxy were first sent to shareholders on or about March 31, 1995.

  COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR 1994, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, ARE AVAILABLE UPON WRITTEN REQUEST, WITHOUT CHARGE, TO THE PERSONS WHOSE PROXIES ARE SOLICITED. ANY EXHIBIT TO FORM 10-K IS ALSO AVAILABLE UPON WRITTEN REQUEST AT A REASONABLE CHARGE FOR COPYING AND MAILING. WRITTEN REQUESTS SHOULD BE MADE TO MS. MARGARET
S. GLASS, VICE PRESIDENT AND TREASURER, CAROLINA POWER & LIGHT COMPANY, P. O. BOX 1551, RALEIGH, NORTH CAROLINA 27602.

                                    PROXIES

  The accompanying proxy is solicited by the Board of Directors of the Company and the entire cost of solicitation of proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail although proxies may be solicited by telephone, telegraph or personally by officers and employees of the Company, who will not be specially compensated for such services. Additionally, solicitation of proxies will be made by Morrow & Co., Inc. at a cost to the Company of approximately $20,000 plus out-of-pocket expenses.

  Any shareholder who has executed a proxy and attends the meeting may elect to vote in person rather than by proxy. A shareholder may revoke his proxy at any time before it is exercised by filing written notice thereof or by filing a later valid proxy with the Secretary of the Company. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Where specifications are not made, proxies will be voted for the proposals to amend the Company's Restated Charter and By-Laws, for the election of Directors as set forth in this Proxy Statement and, in the discretion of the named proxies, upon such other business as may properly come before the meeting.

                               VOTING SECURITIES

  The Directors of the Company have fixed March 3, 1995, as the record date for shareholders entitled to vote at the Annual Meeting and only shareholders of record at the close of business on that date will be entitled to vote. Accordingly, only holders of the Company's $5 Preferred Stock, Serial Preferred Stock and Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. Holders of $5 Preferred Stock, Serial Preferred Stock and Common Stock will vote together without regard to class upon the matters currently expected to come before the Annual Meeting. Each share is entitled to one vote on each such matter, including the election of Directors. As of March 3, 1995, there were outstanding 237,259 shares of $5 Preferred Stock, 1,200,000 shares of Serial Preferred Stock, and 156,358,422 shares of Common Stock. Pursuant to the provisions of the North Carolina Business Corporation Act, as amended, Directors will be elected by a plurality of the votes cast. Approval of the proposal relating to the establishment of a variable range for the size of the Board of Directors will require the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote. Abstentions from voting and broker non-votes will have the effect of a "negative" vote with respect to this proposal. The amendment to the Company's By-Laws contained in Proposal 2 will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions from voting and broker non-votes will not have the effect of a "negative" vote with respect to this proposal.

                             ELECTION OF DIRECTORS

  Based on the report of the Nominating Committee (see page 7), the Board of Directors nominates for election the twelve nominees listed below. Valid proxies received pursuant to this solicitation will be voted in the manner specified therein. Where specifications are not made, the shares represented by the accompanying proxy will be voted for the election of the twelve nominees in the classes and for the terms indicated (in each case, until their respective successors have been elected and qualified):

--------------------------------------------------------------------------------

        Class I                    Class II                      Class III
(Term expiring in 1996)     (Term expiring in 1997)       (Term expiring in 1998)
---------------------------------------------------------------------------------
 Leslie M. Baker, Jr.           Edwin B. Borden               Felton J. Capel
  George H. V. Cecil         Richard L. Daugherty          William Cavanaugh III
Sherwood H. Smith, Jr.        J. R. Bryan Jackson            Charles W. Coker
   J. Tylee Wilson              Robert L. Jones                Estell C. Lee

--------------------------------------------------------------------------------

  Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the election of the nominees listed above unless, by reason of death or other unexpected occurrence, one or more of such nominees shall not be available for election, in which event it is intended that such votes will be cast for such substitute nominee or nominees as may be determined by the persons named in such proxy. The Board of Directors has no reason to believe that any of the nominees listed above will not be available for election as a director.

  In the event either or both of the management proposals described on pages 17-21 are not approved, proxies will be voted as appropriate for the twelve nominees listed above and for any additional nominees required in order to elect an appropriate number of directors, for an appropriate term or terms, as required by the Company's Restated Charter and By-Laws.

  The names of the twelve nominees for election to the Board of Directors, their ages, principal occupations or employment for the past five years, and current directorships are set forth below. Mr. Gordon C. Hurlbert, who has served as a director since 1984 with distinction, has reached retirement age from the Board and is not a candidate for re-election.

  LESLIE M. BAKER, JR., age 52, is President and Chief Executive Officer of Wachovia Corporation, an interstate bank holding company (since January 1994). He previously served as President and Chief Operating Officer of Wachovia Corporation (from February 1993 to December 1993) and as President and Chief Executive Officer of Wachovia Bank of North Carolina, N.A., a subsidiary of Wachovia Corporation (from January 1990 to May 1993). He also served in various executive capacities for other subsidiaries of Wachovia Corporation.

  EDWIN B. BORDEN, age 61, is President of The Borden Manufacturing Company, a textile yarn manufacturer. He has served as a Director of the Company since 1985 and also serves as a director of Jefferson-Pilot Corporation, Triangle Bancorp, Inc., Ruddick Corporation and Winston Hotels, Inc.

  FELTON J. CAPEL, age 68, is President of Century Associates of North Carolina, distributors of cookware and housewares. He has served as a Director of the Company since 1972.

  WILLIAM CAVANAUGH III, age 56, is President and Chief Operating Officer of the Company (since September 1992). He previously served in various executive capacities for Entergy Corporation and its affiliates. He has served as a Director of the Company since 1993.

  GEORGE H. V. CECIL, age 70, is Chairman of Biltmore Farms, Inc., a real estate and investment entity (since 1992). He previously served as President. He has served as a Director of the Company since 1976 and also serves as a director of Multimedia, Inc.

  CHARLES W. COKER, age 61, is Chairman and Chief Executive Officer of Sonoco Products Company, a manufacturer of paperboard and paper and plastics packaging products. He has served as a Director of the Company since 1975 and also serves as a director of NationsBank Corporation, Sara Lee Corporation and Springs Industries, Inc.

  RICHARD L. DAUGHERTY, age 59, is the retired Vice President of IBM PC Company, manufacturers and distributors of personal computers worldwide, and former Senior State Executive for IBM Corporation in North Carolina. Mr. Daugherty retired from IBM in August 1994. He has served as a Director of the Company since 1992.

  J. R. BRYAN JACKSON, age 63, is Chairman and Chief Executive Officer of Superior Machine Company of S.C., Inc., a heavy industrial machinery manufacturing and repair company. He has served as a Director of the Company since 1986.

  ROBERT L. JONES, age 58, is President of Davidson and Jones Corporation, general contractors/developers and operators of real estate properties. He has served as a Director of the Company since 1990 and also serves as a director of Giant Group, Ltd.

  ESTELL C. LEE, age 59, is President of The Lee Company, a building supplies company. Previously, she was Secretary of the North Carolina Department of Economic and Community Development and President of Seacor, Inc. She has served as a Director of the Company since 1988.

  SHERWOOD H. SMITH, JR., age 60, is Chairman and Chief Executive Officer of the Company (since 1992). He previously served as Chairman/President and Chief Executive Officer. He has served as a Director of the Company since 1971 and also serves as a director of Wachovia Corporation, Springs Industries, Inc., and Northern Telecom Limited, and as a Trustee of The Northwestern Mutual Life Insurance Company.

  J. TYLEE WILSON, age 63, is retired Chairman and Chief Executive Officer of RJR Nabisco, Inc. He has served as a Director of the Company since 1987 and also serves as a director of BellSouth Corporation.

                             PRINCIPAL SHAREHOLDER

  The following table sets forth the only shareholder known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company as of December 31, 1994. The Company does not know of any shareholder that owned more than 5% of any other class of the Company's voting securities as of December 31, 1994.
--------------------------------------------------------------------------------

                                          Number of Shares of Common  Percentage of Common
Name and Address                          Stock Beneficially Owned/1/  Stock Outstanding
------------------------------------------------------------------------------------------
Wachovia Bank of North Carolina, N.A.
Post Office Box 3099
Winston-Salem, North Carolina 27102               25,027,393                 15.9%

--------------------------------------------------------------------------------
  /1/Consists of shares of Common Stock held in fiduciary capacity as Trustee of the Company's Stock Purchase-Savings Plan. Wachovia Bank of North Carolina, N.A. has sole voting power with respect to 746,923 shares, shared voting power with respect to 24,240,570 shares, sole dispositive power with respect to 673,153 shares and shared dispositive power with respect to 124,644 shares.


                      MANAGEMENT OWNERSHIP OF COMMON STOCK

  The following table presents information regarding the beneficial ownership of the Common Stock of the Company and ownership of Common Stock units as of December 31, 1994 of (i) all current directors and nominees for director, (ii) each executive officer of the Company named in the Summary Compensation Table contained elsewhere herein and (iii) all directors and executive officers as a group. A unit of Common Stock does not represent an equity interest in the Company and possesses no voting rights, but is equal in value at all times to a share of Common Stock. As of December 31, 1994, none of the individuals or group in the above categories owned one percent (1%) or more of any class of the Company's voting securities.

--------------------------------------------------------------------------------

                               Number of Shares of Common Stock
                         Beneficially Owned/1/ and Units Representing
            Name              Shares of Common Stock/2/,/3/,/4/
--------------------------------------------------------------------------------
      Leslie M. Baker, Jr.           500        Common Stock

      Charles D. Barham, Jr.      22,766/5/     Common Stock
                                   8,605/3/,/4/ Units
      Edwin B. Borden              3,687        Common Stock
                                   8,183/2/     Units
      Felton J. Capel              1,000        Common Stock
                                   8,009/2/     Units
      William Cavanaugh III        7,005/6/     Common Stock
                                   9,401/3/,/4/ Units
      George H. V. Cecil           2,000        Common Stock
                                   3,682/2/     Units
      Charles W. Coker             2,388/7/     Common Stock
                                   8,331/2/     Units
      Richard L. Daugherty           692        Common Stock
                                   2,737/2/     Units

-------------------------------------------------------------------------------

                                                 Number of Shares of Common Stock
                                            Beneficially Owned/1/ and Units Representing
            Name                                Shares of Common Stock/2/,/3/,/4/
----------------------------------------------------------------------------------------
      William E. Graham, Jr.                         25,239/8/     Common Stock
                                                         80/2/     Units
      Gordon C. Hurlbert                              4,808        Common Stock
                                                     15,547/2/     Units
      J. R. Bryan Jackson                             2,827        Common Stock
                                                        113/2/     Units
      Richard E. Jones                               10,039/9/     Common Stock
                                                      5,009/3/,/4/ Units
      Robert L. Jones                                 5,441/10/    Common Stock
                                                      5,194/2/     Units
      Estell C. Lee                                   4,484/11/    Common Stock
                                                      7,621/2/     Units
      William S. Orser                                2,787        Common Stock
                                                      1,498/3/,/4/ Units
      Sherwood H. Smith, Jr.                         64,134/12/    Common Stock
                                                     20,829/3/,/4/ Units
      J. Tylee Wilson                                 4,000        Common Stock
                                                        113/2/     Units
      Shares of Common Stock beneficially owned
       by all directors and executive officers of
       the Company as a group (20 persons)          207,484        Common Stock

-------------------------------------------------------------------------------
  /1/Unless otherwise noted, all shares of Common Stock set forth in the table are beneficially owned, directly or indirectly, with sole voting and investment power, by such shareholder.

  /2/Consists of units representing Common Stock of the Company under the Directors Deferred Compensation Plan (see "Directors' Compensation" on page
7).

  /3/Consists of performance units under the Long-Term Compensation Program (see "Summary Compensation Table" on page 9 and footnote 4 thereunder).

  /4/Consists of replacement units to replace the value of Company contributions to the Stock Purchase-Savings Plan that would have been made but for the deferral of salary under the Key Management Deferred Compensation Plan and contribution limitations under Section 415 of the Internal Revenue Code of 1986, as amended (see "Summary Compensation Table" on page 9 and footnote 4 thereunder).
  /5/Includes 200 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /6/Includes 322 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /7/Includes 2,188 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /8/Includes 5,800 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed. Does not include 50 shares of $7.95 Serial Preferred Stock with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /9/Does not include 920 shares owned by members of immediate family to which beneficial ownership has been disclaimed.
  /10/Includes 3,441 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /11/Includes 160 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /12/Does not include 900 shares owned by members of immediate family to which beneficial ownership has been disclaimed.

                               BOARD OF DIRECTORS

  The Board of Directors is currently comprised of fourteen members. The Board of Directors met six times in 1994. Average attendance of the Directors at the meetings of the Board and its Committees held during 1994 was 95%.

  The Board of Directors appoints from the Board a Committee on Audit, Finance and Corporate Performance, a Committee on System Operations, Forecasting and Development, a Committee on Personnel, Executive Development and Compensation, a Committee on Customer and Public Relations, and a Nominating Committee.

                          COMMITTEE ON AUDIT, FINANCE
                           AND CORPORATE PERFORMANCE

  The Committee on Audit, Finance and Corporate Performance is presently composed of five outside Directors--Mr. J. Tylee Wilson, Chairman, Ms. Estell
C. Lee and Messrs. George H. V. Cecil, J. R. Bryan Jackson and Robert L. Jones. The work of this Committee includes review of the performance of the independent auditors and the internal audit department. The Committee reviews corporate goals established by the Company and the Company's progress in achieving these goals. The Committee also maintains an overall view of the long and short range financial planning of the Company and the supporting rate action. The Committee held two meetings in 1994.

                        COMMITTEE ON SYSTEM OPERATIONS,
                          FORECASTING AND DEVELOPMENT

  The Committee on System Operations, Forecasting and Development is presently composed of six outside Directors--Messrs. Edwin B. Borden, Chairman, Felton J. Capel, Richard L. Daugherty, William E. Graham, Jr., Gordon C. Hurlbert and Robert L. Jones. The Committee examines the Company's projections as to the economic development of the Company's service area and the estimates of sales and load growth. The Committee considers recommendations as to the locations of generating facilities and types of fuels for these facilities. It also reviews the Company's construction budget and generation plan. The Committee held two meetings in 1994.

                       COMMITTEE ON PERSONNEL, EXECUTIVE
                          DEVELOPMENT AND COMPENSATION

  The Committee on Personnel, Executive Development and Compensation is presently composed of five outside Directors--Messrs. Gordon C. Hurlbert, Chairman, Edwin B. Borden, George H. V. Cecil, Charles W. Coker and J. Tylee Wilson. The Committee ascertains that personnel policies and procedures are in keeping with all governmental rules and regulations and are designed to attract and retain competent, talented employees and develop the potential of these employees. The Committee reviews all executive development plans, makes executive compensation decisions and oversees plans for management succession. The Committee held four meetings in 1994.

                   COMMITTEE ON CUSTOMER AND PUBLIC RELATIONS

  The Committee on Customer and Public Relations is presently composed of six outside Directors--Mr. J. R. Bryan Jackson, Chairman, Ms. Estell C. Lee and Messrs. Felton J. Capel, Richard L. Daugherty, William E. Graham, Jr. and Robert L. Jones. It is the responsibility of the Committee to review, monitor and assess the effectiveness of the Company's communications programs for informing its customers, the general public and the various governmental bodies. The Committee held two meetings in 1994.

                              NOMINATING COMMITTEE

  The Nominating Committee is presently composed of five outside Directors-- Messrs. George H. V. Cecil, Chairman, Edwin B. Borden, Gordon C. Hurlbert, J.
R. Bryan Jackson and J. Tylee Wilson. The Committee proposes to the Board annually a slate of nominees for directors to be submitted to the shareholders for election at the Annual Meeting of Shareholders. It is also the responsibility of the Committee to submit nominations for the filling of vacancies which occur at other times. Shareholder suggestions as to persons suitable for service on the Board sent to the Chairman of the Nominating Committee at the Company's principal office are received and considered by the Nominating Committee. The Committee held one meeting in 1994.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                            DIRECTORS' COMPENSATION

  Directors who are not employees of the Company receive an annual retainer of $20,000, of which $2,000 is automatically deferred under the Directors Deferred Compensation Plan (see below), and an attendance fee of $1,000 per meeting for regularly scheduled Board meetings. Directors who are not employees of the Company also receive an attendance fee for committee meetings of $1,000 for committee members and $1,200 for committee chairmen except that the attendance fee is $500 and $600 for committee members and committee chairmen, respectively, for a committee meeting held on the day of a regularly scheduled Board meeting or another committee meeting. Directors who are officers do not receive an annual retainer or attendance fees. All Directors are reimbursed for expenses incident to their service as Directors.

  In addition to the $2,000 in annual retainer which is automatically deferred, outside Directors may elect to defer the remainder of their annual retainer and Board attendance fees until after the termination of their service on the Board under the Directors Deferred Compensation Plan. Any fees so deferred are deemed to be invested in a number of Units of Common Stock of the Company, but participating Directors receive no equity interest or voting rights in the Common Stock. The number of Units credited to the account of a participating Director is equal to the dollar amount of the deferred fees divided by the average of the high and low selling prices (i.e., market value) of the Common Stock on the day the deferred fees would otherwise be payable to the participating Director. The number of Units in each account is adjusted from time to time to reflect the payment of dividends on the number of shares of Common Stock represented by the Units. Unless otherwise agreed to by the participant and the Board, when the participant ceases to be a member of the Board of Directors, he or she will receive cash equal to the market value of a share of the Company's Common Stock on the date of payment multiplied by the number of Units credited to the participant's account.

  Directors are also eligible for matching contributions of up to $2,000 under an incentive compensation program. Awards under this program are based upon the achievement of the corporate incentive goals which are established each year by the Board and used as the basis for a matching contribution of shares of Common Stock for participating employees in the Company's Stock Purchase-Savings Plan. In the event that five of the corporate incentive goals are met, the $2,000 portion of the annual retainer which is automatically deferred pursuant to the Directors Deferred Compensation Plan will be increased by 50 percent, with an additional 10 percent increase for each corporate incentive goal met in excess of five (up to a maximum matching contribution of 100 percent).

  An unfunded plan for outside Directors who have served on the Board for a minimum period of five years provides retirement compensation to outside Directors in an amount established by the Board (currently $15,000 annually) for life or for the number of years the individual has served on the Board, whichever period expires first.

  All of the Directors participate in a Directors' Educational Contribution Plan. The plan is funded by policies of corporate-owned life insurance on the lives of pairs of Directors, with proceeds payable to the Company at the death of the second to die in each pair. All costs of the plan are expected to be covered from the life insurance proceeds to be received by the Company. Pursuant to this plan, the Company will make a contribution in the name of each Director to an educational institution or approved educational foundation or fund in North Carolina or South Carolina selected by the Director and approved by the Executive Committee of the Board of Directors. The contribution will be made at the later to occur of the retirement of the Director from the Board of Directors or ten years from the date of adoption of the plan. If a Director has served as a Director for at least five but less than ten years at the time the contribution is to be made, the Company will contribute $250,000 in the name of the Director. If the Director has served for ten or more years, the amount of the contribution will be $500,000. The plan may be terminated at any time in the discretion of the Executive Committee without recourse or obligation to the Company.

                          SUMMARY COMPENSATION TABLE

                                                                        Long Term
                                                                      Compensation
                        Annual Compensation                              Awards
-----------------------------------------------------------------------------------------------------
          Name                                               Other      Restricted           All
          and                                               Annual         Stock            Other
       Principal               Salary/1/ Bonus/2/       Compensation/3/ Award(s)/4/      Compensation
        Position          Year    ($)      ($)                ($)           ($)              ($)
-----------------------------------------------------------------------------------------------------
Sherwood H. Smith, Jr.,   1994 $595,000  $215,000          $  7,428      $262,263/5/     $ 58,530/6/
Chairman and Chief        1993  567,000   160,000                         182,776          60,372
Executive Officer         1992  542,000   150,000                         180,129          62,163

William Cavanaugh III,    1994 $420,000  $152,000          $  6,267      $182,657/7/     $ 44,608/8/
President and Chief       1993  400,000   150,000/9/                      128,128         192,177
Operating Officer         1992  133,333   255,820/10/       110,427        47,250             955

William S. Orser,         1994 $291,770  $ 80,000          $    517      $100,817/11/    $ 33,495/12/
Executive Vice President  1993  194,205   163,320/13/        55,735        33,954         177,497
(employed as of April 1,
 1993)                    1992      N/A    N/A                                N/A             N/A

Charles D. Barham, Jr.,   1994 $250,000  $ 80,000          $  3,120      $100,294/14/    $ 34,863/15/
Executive Vice President  1993  232,000    58,000                          69,019          35,494
and Chief Financial Of-
 ficer                    1992  218,000    52,000                          57,572          36,607

Richard E. Jones,         1994 $205,000  $ 45,000          $  1,173       $59,897/16/    $ 26,040/17/
Senior Vice President,    1993  195,000    41,000                          50,931          24,865
General Counsel and Sec-
 retary                   1992  181,000    38,000                          39,701          25,806
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------


  /1/ Consists of base salary prior to (i) employee contributions to the Stock Purchase-Savings Plan and (ii) voluntary deferrals, if any, under the Key Management Deferred Compensation Plan. See "Other Benefit Opportunities" on page 14.

  /2/ Except as otherwise noted, consists of amounts earned with respect to performance in the stated year under the Management Incentive Compensation Program. See "Other Annual Compensation Opportunities" on page 13.
  /3/ Consists of gross-up payments for certain federal and state income tax obligations.

  /4/ Consists of the value of (i) performance units awarded under the Long-Term Compensation Program and (ii) performance units credited to the account of a participant to replace the value of Company contributions to the Stock Purchase-Savings Plan that would have been made on behalf of the participant but for the deferral of salary under the Key Management Deferred Compensation Plan and contribution limitations under Section 415 of the Internal Revenue Code of 1986, as amended ("Replacement Units"). Performance units do not represent an equity interest in the Company and possess no voting rights. However, a performance unit is equal in value at all times to a share of the Company's Common Stock. Additional units are credited from time to time to reflect the payment of dividends on the underlying Common Stock. Awards made under the Long-Term Compensation Program vest on the earlier of the date of death, the fourth month of the second year following grant or the date of normal, early or disability retirement. The Company will distribute in cash the aggregate value of the units related to an award as follows: one-third on the date of vesting; one-half of the remaining balance one year following vesting; and the remainder two years after vesting. In addition, a participant may make a one-time, irrevocable payment election to defer receipt of the payout as follows: in full in the fifth year following the grant of the award; over three years beginning in the year following retirement; or in full in the year following retirement. This payment election must be made no later than the end of the year for which an award is made. See "Long-Term Compensation Opportunities" on page 13.

  Payment of the value of the Replacement Units will be made in cash and will generally be made at such time as a participant retires or is no longer a full-time employee of the Company. The amount of the payout will equal the market value of a share of the Company's Common Stock on the date of payout multiplied by the number of units credited to the account of the participant. See "Other Benefit Opportunities" on page 14.

  /5/ Consists of (i) 8,800 performance units granted under the Long-Term Compensation Program based on the market value of a share of Common Stock on the date of grant, and (ii) 798 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. As of December 31, 1994, a total of 20,829 performance units were held at an aggregate value of $554,593 based on the market value of a share of Common Stock on that date.
  /6/ Consists of (i) $8,778 which represents Company contributions under the Stock Purchase-Savings Plan, and (ii) $49,752 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

  /7/ Consists of (i) 6,200 performance units granted under the Long-Term Compensation Program based on the market value of a share of Common Stock on the date of grant, and (ii) 488 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. As of December 31, 1994, a total of 9,401 performance units were held at an aggregate value of $250,324 based on the market value of a share of Common Stock on that date.
  /8/ Consists of (i) $6,783 which represents Company contributions under the Stock Purchase-Savings Plan, and (ii) $37,825 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.
  /9/ Pursuant to an employment agreement, this amount is in lieu of an award for performance in 1993 under the Management Incentive Compensation Program.
  /10/ Pursuant to an employment agreement, consists of (i) $150,000 which is in lieu of an award for performance in 1992 under the Management Incentive Compensation Program, and (ii) the fair market value at date of grant of 2,000 shares of the Company's Common Stock awarded in 1992.

  /11/ Consists of (i) 3,500 performance units granted under the Long-Term Compensation Program based on the market value of a share of Common Stock on the date of grant, and (ii) 189 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. As of December 31, 1994, a total of 1,498 performance units were held at an aggregate value of $39,908 based on the market value of a share of Common Stock on that date.
  /12/ Consists of (i) $8,778 which represents Company contributions under the Stock Purchase-Savings Plan, and (ii) $24,717 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.
  /13/ Pursuant to an employment agreement, includes (i) $50,000 in lieu of an award for performance in 1993 under the Management Incentive Compensation Program, (ii) a $50,000 employment bonus in 1993, and (iii) $63,320 representing the fair market value at date of grant of 2,000 shares of the Company's Common Stock awarded in 1993.

  /14/ Consists of (i) 3,500 performance units granted under the Long-Term Compensation Program based on the market value of a share of Common Stock on the date of grant, and (ii) 164 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. As of December 31, 1994, a total of 8,605 performance units were held at an aggregate value of $229,121 based on the market value of a share of Common Stock on that date.
  /15/ Consists of (i) $8,778 which represents Company contributions under the Stock Purchase-Savings Plan, and (ii) $26,085 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

  /16/ Consists of (i) 2,100 performance units granted under the Long-Term Compensation Program based on the market value of a share of Common Stock on the date of grant, and (ii) 88 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. As of December 31, 1994, a total of 5,009 performance units were held at an aggregate value of $133,375 based on the market value of a share of Common Stock on that date.
  /17/ Consists of (i) $8,778 which represents Company contributions under the Stock Purchase-Savings Plan, and (ii) $17,262 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

                               PENSION PLAN TABLE

--------------------------------------------------------------------------------

                           Estimated Annual Pension at Normal Retirement
   Average Compensation             (Years of Credited Service)
-------------------------------------------------------------------------------
                            10 years        15 years      15  1/2 or more years
-------------------------------------------------------------------------------
       $190,000             $ 76,000        $114,000              $117,800
        255,000              102,000         153,000               158,100
        320,000              128,000         192,000               198,400
        385,000              154,000         231,000               238,700
        450,000              180,000         270,000               279,000
        515,000              206,000         309,000               319,300
        555,000              222,000         333,000               344,100
        595,000              238,000         357,000               368,900
        635,000              254,000         381,000               393,700
        675,000              270,000         405,000               418,500
        715,000              286,000         429,000               443,300
        760,000              304,000         456,000               471,200

--------------------------------------------------------------------------------

  The above table demonstrates senior executive pension benefits payable upon normal retirement under the Supplemental Retirement Plan and Supplemental Executive Retirement Plan at age 65 as a function of average annual income and years of service. Covered compensation under these plans consists only of the amounts in the Salary and Bonus columns of the Summary Compensation Table. Pursuant to the Supplemental Retirement Plan, a defined benefit plan, benefits are partially offset by Social Security payments and the monthly pension benefit payable upon retirement is based on final five years average compensation multiplied by 1.7% for each year of service up to a maximum of 60%. Benefits under the Supplemental Executive Retirement Plan are fully offset by Social Security benefits and by benefits paid under the Supplemental Retirement Plan. The monthly benefit payable upon retirement under this plan is equal to 4% of the average of a participant's highest three years of earnings for each year of credited service with the Company up to a maximum of 62%. Benefits listed in the table above do not reflect the Social Security or other offset. For purposes of benefits under these plans, Messrs. Smith, Cavanaugh, Barham and Jones each have more than 15 1/2 years of credited service and are thereby entitled to the maximum percentage allowable in the benefit formula under these plans. Mr. Orser has one year of credited service.

                             EMPLOYMENT AGREEMENTS

  Mr. Cavanaugh and Mr. Orser have entered into employment agreements with the Company. These agreements provide for base salary, bonuses, and participation in the various executive compensation plans offered to senior executives of the Company. Base salary increases and bonus amounts are determined by the Board of Directors' Committee on Personnel, Executive Development and Compensation, as described in "Report of Board Committee on Personnel, Executive Development and Compensation" below. Mr. Cavanaugh also received 14 years of credited service in the Supplemental Executive Retirement Plan. There is no specific employment term in these agreements; rather, employment is at the continued will of the parties. Upon termination or constructive termination of employment by the Company for any reason other than good cause, the agreements contain provisions for continuation of salary and health benefits for 24 months. Constructive termination, which is an option that must be elected by the individual within one year of occurrence, consists of a change in the form of ownership of the Company or a change in the present Chairman and Chief Executive Officer (or a material change in his responsibilities). In addition, if Mr. Orser's employment is terminated after he has attained age 55 but before attaining age 60, the Company shall pay to him a retirement severance benefit of $153,912 per year (less benefits payable under the Supplemental Executive Retirement Plan). If employment under the agreements is terminated by the individual, he shall retain all vested benefits but shall not be entitled to any form of salary or health benefit continuance.

                    REPORT OF BOARD COMMITTEE ON PERSONNEL,
                     EXECUTIVE DEVELOPMENT AND COMPENSATION

  The Company's executive compensation program is administered by the Committee on Personnel, Executive Development and Compensation of the Board of Directors (the "Committee"). The five-member Committee is composed entirely of independent outside directors who are not eligible to participate in any compensation program in which Company executives participate.

COMPENSATION PRINCIPLES

  An independent executive benefits consulting firm is utilized to assist the Company in meeting its compensation objectives. Each year, this consulting firm provides the Committee with an analysis comparing overall compensation paid to Company executives with overall compensation paid to executives of a comparison group of electric utility companies. This comparison group consists of seven electric utility companies in the southeastern United States. While this comparison group is smaller than (i) the group of companies comprising the Standard & Poor's 24 Utility (Electric Power Companies) Index, which is a published industry index, shown in the performance graph on page 16, and (ii) the group of companies utilized for performance comparisons in determining award eligibility under the Management Incentive Compensation Program and the Long-Term Compensation Program, the Committee believes these seven electric utility companies, because of their similarity in size, electric facilities, and geographic location, are appropriate for overall compensation comparisons.

  The Company's executive compensation program consists of four major elements: base salary; other annual compensation opportunities; long-term compensation opportunities; and other benefit opportunities. Specific targets are not utilized by the Committee in determining the level of any of these individual components of overall compensation. Rather, the Committee's objective in administering this program is to structure, through a combination of these components, an overall compensation package for executives which approximates in value the median range of overall compensation paid to executives of the comparison group. Overall compensation paid to the Company's executives in 1994 met this objective.

  Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount a publicly held corporation may deduct for compensation paid or accrued with respect to its five most highly compensated officers. The 1994 compensation disclosed in this proxy statement does not exceed the limit and the Committee has not established a policy should the limit be exceeded by future compensation.

  Set forth below is a description of the major elements of the Company's executive compensation program and their relationship to corporate performance, as well as a summary of the actions taken by the Committee with respect to the compensation of the Chief Executive Officer.

BASE SALARY

  Executives of the Company receive a base salary determined by the Committee based upon the value of their position compared to competitively established salary ranges, their individual performance and overall corporate performance. The Committee does not utilize a specific mathematical formula in determining base salaries. During 1994, the Committee in its discretion approved increases in the base salaries of the Chief Executive Officer and the named executives as set forth in the Summary Compensation Table. These increases were based on the executive's level of responsibility in the Company, comparable compensation of executives in the comparison group of utilities, the achievement of corporate goals, and individual merit performance as qualitatively determined by the Committee.

OTHER ANNUAL COMPENSATION OPPORTUNITIES

  The Company sponsors a Management Incentive Compensation Program for its senior executives, department managers and selected key employees. In order for awards to be made under the program, a matching contribution must be earned by all employees under the corporate incentive feature of the Company's Stock Purchase-Savings Plan, a tax qualified 401(k) plan. Incentive matching contributions are earned by participating employees if at least five out of ten annual corporate goals are met. (See the description of the Stock Purchase-Savings Plan under "Other Benefit Opportunities" below.) In the event an incentive matching contribution is earned, the Committee compares the Company's return on common equity and electric revenue per KWH for the most recent three-year period with a comparison group that is comprised of electric utility companies in the eastern United States with nuclear and fossil generation. This twenty-three member comparison group is larger in number and more diverse in terms of size and geographic location than the comparison group utilized for overall compensation purposes. The Committee believes, however, that the additional size and diversity of this group is appropriate for comparisons based on corporate performance. This performance comparison group also differs from the group comprising the Standard & Poor's 24 Utility (Electric Power Companies) Index shown in the performance graph on page 16. Participants are eligible for an award under this program only if the Company's performance criteria surpass the median of the performance criteria of the comparison group. If participants are eligible for an award, then the Committee in its discretion determines whether awards are to be made and, if so, in what amounts. The Committee does not utilize a specific mathematical formula in determining award levels under this program. If earned, awards are paid in cash.

  The threshold requirements for award eligibility, as discussed above, were met and exceeded in 1994. At a meeting of the Committee on March 15, 1995, based on highly commendable performance, awards were made in the discretion of the Committee to the named executives including the Chief Executive Officer, as set forth in the Summary Compensation Table.

LONG-TERM COMPENSATION OPPORTUNITIES

  The Company also sponsors a Long-Term Compensation Program. There are two award opportunities available under this program. The first is an award which may be made to attract and retain key executives or to recognize and reward sustained individual performance which has in the opinion of the Committee contributed significantly to the success of the Company. This award opportunity is in the discretion of the Committee considering the Company's overall performance and best interests, and it is not subject to a specific mathematical formula. The other award opportunity available under the Long-Term Compensation Program may be granted only if at least two of the following corporate performance criteria for the most recent three-year period surpass a comparison group consisting of the same companies as the comparison group utilized for performance comparisons under the Management Incentive Compensation Program as discussed above: return on common equity; electric revenue per KWH; and total return to shareholders. This comparison group is utilized for performance comparisons only and differs from the comparison group utilized for overall compensation comparisons (which is comprised of electric utilities that are generally similar in size, electric facilities, and geographic location to the Company), and the group comprising the Standard & Poor's 24 Utility (Electric Power Companies) Index shown in the performance graph on page 16. In addition, other criteria may be established by the Committee in its discretion that may be of relevance to the overall success of the Company. If participants are eligible for an award, then the Committee in its discretion determines whether awards are to be made and, if so, in what amounts. The Committee does not utilize specific targets in determining award levels under the Long-Term Compensation Program.

  Awards made under the Long-Term Compensation Program are deferred and recorded in the form of performance units equal in value to the Company's Common Stock. A performance unit does not represent an equity interest in the Company and possesses no voting rights. However, a performance unit is equal in value at all times to a share of Common Stock and additional units are credited from time to time to reflect the payment of dividends on the Company's Common Stock. An award to a participant vests on the earlier of the date of death, the fourth month of the second year following the date of grant, or the date of normal, early or disability retirement. The Company will distribute in cash to a participant the value of the performance units credited to the participant's account as follows: one-third on the date the award vests; one-half of the remaining balance one year after the date the award vests; and the remainder two years after the date the award vests. Thus, the amount received by a participant is dependent upon the future performance of the Company and market value of Common Stock over a future four-year period after the award is granted. In addition, a participant may make a one-time, irrevocable payment election to defer receipt of the payout until the fifth year following the date of grant, the year following retirement, or over a three-year period beginning in the year following retirement.

  In 1994, corporate performance criteria surpassed the comparison group and participants were eligible for an award. At a meeting of the Committee on March 15, 1995, based on highly commendable performance, awards under the Long-Term Compensation Program were made in the discretion of the Committee to the named executives including the Chief Executive Officer, as set forth in the Summary Compensation Table.

OTHER BENEFIT OPPORTUNITIES

  The following additional benefit opportunities are also available to the Company's senior executives:

  . The Company sponsors a Key Management Deferred Compensation Plan which allows a participant to defer until retirement up to 15% of the participant's annual compensation for one to four years. All employees at or above the department head level are eligible to participate in the plan. Upon retirement, the participant receives monthly supplemental retirement payments over a 180-month period.

  . Pursuant to the Executive Deferred Compensation Plan, all or a portion of an executive's salary may be deferred. There was no deferral of compensation in 1994 under this plan.

  . To replace the value of Company contributions to the Stock Purchase-Savings Plan that would have been made but for (i) the deferral of salary under the Executive Deferred Compensation Plan and the Key Management Deferred Compensation Plan and (ii) contribution limitations under Section 415 of the Internal Revenue Code of 1986, as amended, senior executives and other employees are credited with performance units equal in value to shares of the Common Stock of the Company. These performance units do not represent an equity interest in the Company and possess no voting rights. However, additional units are credited from time to time to reflect the payment of dividends on the Company's Common Stock. Unless otherwise determined by the Board, at the time a participant is no longer a full-time employee, he or she will receive cash equal to the market value of a share of Common Stock times the number of performance units credited to the account of the participant.

  . The Company has implemented an executive split dollar life insurance program which consists of two separate plans. The first plan provides life insurance coverage approximately equal to three times salary for senior executives. The second plan provides additional life insurance coverage approximately equal to five times salary for those officers of the Company who are also members of the Board of Directors.

  . The Company also provides broad-based employee benefit plans in which senior executives participate. Under the Stock Purchase-Savings Plan, a salary reduction plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, full-time employees may invest up to 8% of earnings (up to a maximum of $9,240 in 1994) on a before-tax basis in the Company's Common Stock and other investment options. The Company makes a matching contribution of 50% of such investment (up to 3% of earnings) which is invested in Company Common Stock. Under an incentive feature, the Company's contribution may be increased by up to an additional 50% if certain corporate financial, operating, safety and customer satisfaction performance goals are met. The Company also sponsors the Supplemental Retirement Plan, a defined benefit plan which covers full-time employees who are at least twenty-one years old and have been employed for at least one year. The right to receive pension benefits under this plan is vested after five years. The monthly pension benefit payable upon retirement is based on final five years average compensation multiplied by 1.7% for each year of service up to a maximum of 60%.

  . The Supplemental Executive Retirement Plan provides a retirement benefit for eligible senior executives equal to 4% of the average of their highest three years of base salary and annual bonus for each year of credited service with the Company up to a maximum of 62%. Benefits under this plan are fully offset by Social Security benefits and by benefits paid under the Company's Supplemental Retirement Plan.

  . The Company's senior executives also receive certain perquisites and other personal benefits which in 1994 did not exceed the lesser of either $50,000 or 10% of the executive's salary and bonus. In addition, executives received gross-up payments in 1994 for related federal and state income tax obligations, as disclosed in the Summary Compensation Table on page 9.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  Compensation in 1994 for the Chief Executive Officer was consistent with the compensation principles described above and reflected performance of the Company and the individual in 1993, as well as services in 1994. The determination of his compensation by the Committee was qualitative in nature and based on a variety of factors, including comparison group compensation data, attainment of various corporate goals, total shareholder return, financial and operating performance, individual performance and other factors. Specific mathematical weights were not assigned to these factors. Overall compensation in 1994 approximated in value the median range of overall compensation paid to chief executive officers in the comparison group. Specifically, the Committee considered the Company's stock and total return, which continued to exceed the Standard & Poor's 24 Utility (Electric Power Companies) Index average. Important corporate goals were also achieved including the attainment of outstanding performance by the Company's nuclear units. In addition, long-term power agreements were reached with several major wholesale customers. Leadership in achieving corporate goals, developing and implementing strategic initiatives, national leadership in the fields of nuclear power and electric utility operations, and supporting the economic growth and quality of life in the Company's service area were also considered by the Committee.

                                          Committee on Personnel, Executive
                                           Development and Compensation

                                          Gordon C. Hurlbert, Chairman
                                          Edwin B. Borden
                                          George H. V. Cecil
                                          Charles W. Coker
                                          J. Tylee Wilson

                               PERFORMANCE GRAPH

  The following line graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's 24 Utility (Electric Power Companies) Index.


                              [GRAPH APPEARS HERE]

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
           AMONG CAROLINA POWER & LIGHT COMPANY, S&P 500 STOCK INDEX
              AND S&P 24 UTILITY (ELECTRIC POWER COMPANIES) INDEX



                             Carolina     S&P 24        S&P
                             Power &      Utility       500
Measurement Period            Light       --------    --------
(Fiscal Year Covered)        Company       Index       Index
---------------------        ---------    --------    --------
Measurement PT -
12/31/89                     $100         $100        $100

FYE 12/31/90                 $107         $103        $ 97
FYE 12/31/91                 $133         $134        $126
FYE 12/31/92                 $145         $141        $136
FYE 12/31/93                 $165         $159        $149
FYE 12/31/94                 $155         $136        $151

*$100 Investment Beginning on December 31, 1989 in Stock or Index. Including reinvestment of dividends.

                                   PROPOSAL 1

     AMENDMENT TO THE COMPANY'S RESTATED CHARTER AND BY-LAWS ESTABLISHING A
                  VARIABLE RANGE FOR THE SIZE OF THE COMPANY'S
                               BOARD OF DIRECTORS

  The Board of Directors of the Company unanimously approved Proposal 1 at its meeting on March 15, 1995, and directed that Proposal 1 be submitted to a vote of the shareholders at this Annual Meeting of Shareholders. Proposal 1 provides for both the amendment of Article SIXTH of the Restated Charter of Carolina Power & Light Company ("Restated Charter") and Section 10 of the Company's By-Laws, which, taken together, will establish a variable range for the size of the Board of Directors. Before voting on Proposal 1, shareholders are urged to read carefully this section of the Proxy Statement which describes Proposal 1, and Exhibit A hereto, which sets forth the full text of Article SIXTH of the Restated Charter, as proposed to be amended, and the text of the proposed amendment to Section 10 of the Company's By-Laws.

  Article SIXTH of the Restated Charter now provides that the Company shall have fourteen (14) directors and that seven (7) directors shall constitute a quorum. Any increase or decrease in such number of directors must be authorized by a vote of a majority of the total number of shares of the Company entitled to vote for the election of directors. If Proposal 1 is adopted, Article SIXTH will be amended to provide that (i) the number of directors constituting the Company's Board of Directors shall be determined in accordance with the Company's By-Laws and (ii) at least fifty percent (50%) of the number of directors so determined shall constitute a quorum of the Board of Directors. If Proposal 1 is adopted, Section 10 of the Company's By-Laws will also be amended to (i) allow the number of directors on the Company's Board to vary within a range of a minimum of eleven (11) to a maximum of fifteen (15) and (ii) require that the Board fix the number of directors within the approved range by the affirmative vote of a majority of the whole Board of Directors given at any regular or special meeting of the Board.

  Section 55-8-03 of the North Carolina Business Corporation Act ("BCA") authorizes the establishment of a variable range for the size of the Board of Directors as proposed herein. However, such Section also provides that only the shareholders may thereafter alter such range set forth in the By-Laws or reamend the Restated Charter or By-Laws to return the Board of Directors to a fixed number of directors.

  The Board of Directors of the Company approved a resolution at its meeting on March 15, 1995, fixing the number of directors at twelve (12), subject to the right of the Board under the BCA to increase or decrease this number within the range at any regular or special meeting of the Board. This resolution is contingent upon the approval of Proposal 1 at this Annual Meeting of Shareholders.

  The proposed amendment to Article SIXTH of the Restated Charter as set forth in this Proposal 1 and the corresponding proposed amendment to Section 10 of the By-Laws will allow the Board of Directors greater flexibility to adjust the number of directors should the need arise. It would no longer be necessary to obtain shareholder approval each time an adjustment was warranted, while at the same time, the Board of Directors would not be permitted to exceed the limits established by the range.

REASONS FOR PROPOSAL 1
----------------------

  The Board of Directors believes that the proposed amendment to Article SIXTH of the Restated Charter and the corresponding amendment to Section 10 of the By-Laws, by providing for a variable range of directors to be fixed by a favorable vote of a majority of the Board of Directors, is consistent with current principles of corporate governance and will enhance the Company's ability to obtain and retain an appropriate number of well qualified persons to serve on the Board as circumstances change from time to time.

CONSIDERATIONS AGAINST PROPOSAL 1
---------------------------------

  The adoption of Proposal 1 will provide the Board of Directors with the power to alter its composition, within the prescribed range of eleven (11) to fifteen
(15), between meetings of the shareholders at which directors are elected. If the composition of the Board of Directors is so altered, the balance of the votes of the members of the Board of Directors elected by the shareholders will change. The Board of Directors believes, however, that the benefits of Proposal 1 in providing flexibility in the Directors' management of the Company outweigh any other considerations, and the Board recommends a vote in favor of Proposal 1.

                               ----------------

  The text of proposed new Article SIXTH of the Restated Charter is set forth in Exhibit A, Section I to this Proxy Statement.

  The text of the proposed new first sentence of Section 10 of the By-Laws assuming Proposal 1 is adopted and the Restated Charter is amended is set forth in Exhibit A, Section II to this Proxy Statement.

  The affirmative vote of a majority of the outstanding shares of $5 Preferred Stock, Serial Preferred Stock and Common Stock is required for approval of the amendment to the Company's Restated Charter contained in Proposal 1.

  The Board of Directors, as noted above, recommends a vote FOR Proposal 1.

                                   PROPOSAL 2

               AMENDMENT TO THE COMPANY'S BY-LAWS TO PROVIDE FOR
                    CLASSIFICATION OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company unanimously approved Proposal 2 at its meeting on March 15, 1995, and directed that Proposal 2 be submitted to a vote of the shareholders at this Annual Meeting of Shareholders. Proposal 2 involves the amendment of Section 10 of the Company's By-Laws to provide for a classified Board of Directors. Before voting on this proposal, shareholders are urged to read carefully this section of the Proxy Statement, which describes Proposal 2, and Exhibit B hereto, which sets forth the full text of Section 10 of the By-Laws, as proposed to be amended.

  Section 10 of the By-Laws now provides that all directors are to be elected to the Board annually for a term of one year. As proposed to be amended,
Section 10 will provide that the Board (other than a Board a portion of whose members are, under certain circumstances, elected by the holders of stock having a preference over Common Stock as to dividends or in liquidation), shall be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. The first class (Class I) will be elected for a term expiring at the 1996 Annual Meeting of Shareholders, the second class (Class II) will be elected for a term expiring at the 1997 Annual Meeting of Shareholders and the third class (Class III) will be elected for a term expiring at the 1998 Annual Meeting of Shareholders (in each case, until their respective successors are duly elected and qualified). Starting with the 1996 Annual Meeting of Shareholders, the class of directors whose term has expired in that year will be elected each year to serve for a three-year term. In case of any vacancy in the Board, the remaining directors may elect a successor to hold office until the next shareholders' meeting at which directors are elected. If Proposal 2 is not adopted, directors will be elected to a term expiring at the 1996 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Section 55-8-06 of the North Carolina Business Corporation Act ("BCA") authorizes the adoption by the shareholders of a bylaw which provides for the classification of directors as proposed herein.

  If Proposal 2 is adopted, the time necessary to effect a change in a majority of the Board of Directors may be lengthened: it may take at least two (2) annual meetings to change the majority of the Board of Directors, as opposed to the present system in which a majority of the Board of Directors may be changed after one (1) year. However, it should be noted that, if adopted, the proposed amendment to Section 10 of the By-Laws can be subsequently amended or repealed by simple majority of the outstanding shares voted with respect to such amendment or repeal. Also, Article ELEVENTH of the Restated Charter permits the removal without cause of any and all of the members of the Board of Directors, irrespective of the length of the term for which they were elected by the affirmative vote of a majority of the total number of shares of the Company entitled to vote in the election of directors.

  If Proposal 2 is adopted, the Board of Directors shall be authorized and directed to make additional amendments to the By-Laws such that the By-Laws will be consistent with new Section 10 and take into account Section 55-10-20 of the BCA which requires that new Section 10, following its approval by the shareholders, can be amended or repealed only by appropriate shareholder action.

  The institution of a classified board of directors is sometimes perceived as having an "anti-takeover" effect, in that it could render more difficult a merger, tender offer or proxy contest. The Board of Directors (1) believes that neither the Restated Charter nor the By-Laws presently contain any provisions which have an "anti-takeover" effect, (2) has no present intention of soliciting a shareholder vote on any proposals intended primarily to serve that end and (3) is not recommending Proposal 2 in response to any specific effort of which the Company is aware to obtain control of the Company. In any event, the Board of Directors believes that any possible "anti-takeover" effect of Proposal 2 is minimized by the fact that pursuant to Section 55-10-20 of the BCA, the amendment or repeal of Section 10 will require the affirmative vote of only a majority of the total number of shares of the Company entitled to vote, and may not be amended unilaterally by the Board of Directors. Also, as noted above, Article ELEVENTH of the Restated Charter permits the removal without cause of any and all of the members of the Board of Directors, irrespective of the length of the term for which they were elected by the affirmative vote of a majority of the total number of shares of the Company entitled to vote in the election of directors.

  It should be noted that North Carolina has enacted legislation designed to prevent the abuses that sometimes occur during hostile takeovers. Under the Shareholder Protection Act (Section 55-9-01 et seq. of the BCA), certain "business combinations" involving a beneficial owner of more than 20% of the voting shares of the Company must be authorized by the affirmative vote of the holders of 95% of the Company's voting shares, unless the transaction complies with certain statutory fair price and other requirements.

  In addition, the North Carolina Control Share Acquisition Act (Section 55-9A-01 et seq. of the BCA) is designed to protect the interests of all shareholders when one shareholder attempts to acquire beneficial ownership of enough shares to potentially control the corporation. Under the Control Share Acquisition Act, if a person acquires shares of the Company entitled to vote in the election of directors within the ranges specified in said Act, said person automatically loses the right to vote the shares which fall within such ranges. The voting rights of the disqualified shares can be restored by the affirmative vote of at least a majority of "disinterested shares" at a special shareholders' meeting called to consider whether to grant said person voting rights.

REASONS FOR PROPOSAL 2
----------------------

  The Board of Directors believes that the proposed amendment of Section 10 of the By-Laws, by providing that directors will serve staggered three-year terms rather than one-year terms, will help to enhance the continuity and stability of the Company's management and policies in the future and will result in an orderly transfer of leadership of the Company. Classification will help to ensure that at any given time a majority of the Board of Directors will have at least one (1) year of experience and familiarity with the Company, which will facilitate longer-range planning for the Company's business. In addition, classification will promote the orderly transfer of leadership of the Company, by the rotation of directors on and off the Board of Directors, thereby assuring the continued introduction of new ideas and perspectives.

CONSIDERATIONS AGAINST PROPOSAL 2
---------------------------------

  Because classified boards may sometimes be perceived as introducing a potential for delay in the process of acquiring control of a company, the adoption of Proposal 2 might be viewed as discouraging a third party from attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. This would be unlikely because the amendment or repeal of the classification of the Board of Directors would require the affirmative vote of only a majority of the total number of shares of the Company voted with respect to such amendment or repeal. Also, the Company's Restated Charter permits the removal without cause of any and all of the members of the Board of Directors.

  The Board of Directors believes that the benefits of Proposal 2 in enhancing the stability and continuity of the Company's management and policies while facilitating the rotation of new directors onto the Board outweigh any other considerations and recommends a vote in favor of Proposal 2.

                               ----------------

  The text of proposed new Section 10 is set forth in Exhibit B to this Proxy Statement.

  The amendment to the Company's By-Laws contained in Proposal 2 will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

  The Board of Directors, as noted above, recommends a vote FOR Proposal 2.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Deloitte & Touche LLP has been selected by the Board of Directors to serve as independent public accountants for the Company for the current year, having served in that capacity since 1930. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

  The Company's 1994 Annual Report, which includes financial statements for the fiscal years ended December 31, 1994 and 1993 together with related notes, audited statements of income and changes in financial position for the three most recent years and the report of Deloitte & Touche LLP, independent public accountants, was mailed to shareholders of record as of the close of business on March 3, 1995.

                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

  The deadline by which shareholder proposals must be submitted for consideration at the 1996 Annual Meeting of Shareholders is December 4, 1995.

                                 OTHER BUSINESS

  The Board of Directors does not intend to bring any business before the meeting other than that stated in this Proxy Statement. The Board knows of no other matter to come before the meeting. If other matters properly come before the meeting, it is the intention of the Board of Directors that the persons named in the enclosed Proxy will vote on such matters pursuant to the Proxy in accordance with their best judgment.

                                                                       EXHIBIT A

                         CAROLINA POWER & LIGHT COMPANY

(I) Adoption of Proposal 1 would amend Article SIXTH of the Restated Charter of Carolina Power & Light Company to read, in its entirety, as follows:

      "SIXTH: The number of directors constituting the Board of Directors shall be determined in accordance with the Company's By-Laws. At least fifty percent of the number of directors so determined shall constitute a quorum."

(II) Adoption of Proposal 1 would amend Section 10 of the Company's By-Laws by deleting the first sentence thereof and replacing that sentence with the following language:

      The number of directors of the Company shall not be less than eleven (11) nor more than fifteen (15). The authorized number of directors, within the limits above specified, shall be determined by the affirmative vote of a majority of the whole board given at any regular or special meeting of the Board of Directors, provided that, the number of directors shall not be reduced to a number less than the number of directors then in office unless such reduction shall become effective only at and after the next ensuing meeting of the shareholders for the election of directors.

                                                                       EXHIBIT B

                         CAROLINA POWER & LIGHT COMPANY

                Proposed Amendment to Section 10 of the By-Laws

                                   Section I

      IF PROPOSAL 1 IS APPROVED AND PROPOSAL 2 IS APPROVED,
      THEN SECTION 10 OF THE COMPANY'S BY-LAWS SHALL BE AMENDED
      AS SET FORTH BELOW:

Replace the first sentence of Section 10 with a new subsection (a); redesignate the third, fourth and fifth sentences of Section 10 as subsection (b); add a new sentence at the end of subsection (b); and replace the second sentence of
Section 10 with a new subsection (c), so that as amended Section 10 shall read in its entirety as follows:

  Section 10.(a) The number of directors of the Company shall not be less than eleven (11) nor more than fifteen (15). The authorized number of directors, within the limits above specified, shall be determined by the affirmative vote of a majority of the whole board given at a regular or special meeting of the Board of Directors, provided that, the number of directors shall not be reduced to a number less than the number of directors then in office unless such reduction shall become effective only at and after the next ensuing meeting of the shareholders for the election of directors.

  (b) The directors shall appoint from among their number a Chairman, who shall serve at the pleasure of the Board. Members of the Board of Directors of the Company who are full-time employees of the Company shall retire from the Board upon attaining the age of 65 years; provided, however, that the Chairman and Chief Executive Officer of the Company shall be eligible to continue as a member of the Board after attaining the age of 65 years and will be considered a Director who is not employed full-time by the Company. Those persons who are not employed full-time by the Company shall not be eligible for election as a Director in any calendar year (or subsequent year) in which he or she has reached or will reach the age of 71 years. Any Director who reaches the age of 71 during a term of office shall resign as of the first day of the month so following unless otherwise determined by the Board.

  (c) The election of directors shall be held at the annual meeting of stockholders. The directors, other than those who may be elected under circumstances specified in the Company's Restated Charter, as it may be amended, by the holders of any class of stock having a preference over the Common Stock as to dividends or in liquidation, shall be classified into three classes, as nearly equal in number as possible. The initial terms of directors first elected or re-elected by the stockholders on the date this amendment to the By-Laws is adopted shall be for the following terms of office:

                         Class I:         One year
                         Class II:        Two years
                         Class III:       Three years

and until their successors shall be elected and shall qualify. Upon the expiration of the initial term specified for each class of directors their successors shall be elected for three-year terms or until such time as their successors shall be elected and qualified. In the event of any increase or decrease in the number of directors, the additional or eliminated directorships shall be classified or chosen so that all classes of directors shall remain or become equal in number, as nearly as possible. This subsection (c) was adopted by the stockholders of the Company.

                                      -or-

                                   Section II

             IF PROPOSAL 1 IS NOT APPROVED AND PROPOSAL 2 IS APPROVED, THEN SECTION 10 OF THE COMPANY'S BY-LAWS SHALL BE AMENDED AS SET FORTH ABOVE UNDER SECTION I, EXCEPT THAT SECTION 10(a) SHALL BE DELETED AND REPLACED WITH THE FOLLOWING LANGUAGE:

      The number of directors of the Company which shall constitute the whole Board of Directors shall be fourteen
      (14).

                        CAROLINA POWER & LIGHT COMPANY
            411 Fayetteville Street, Raleigh, North Carolina 27601

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

PROXY. The undersigned hereby appoints Sherwood H. Smith, Jr., William Cavanaugh III, and Charles D. Barham, Jr., and each of them, as Proxies, with full power of substitution, to vote the shares of stock of Carolina Power & Light Company registered in the name of the undersigned, or which the undersigned has the power to vote, at the Annual Meeting of Shareholders of the Company to be held Wednesday, May 10, 1995, at 10 o'clock A.M., and at any adjournment thereof, upon the proposals set forth on the reverse side hereof, for the election of directors and upon other matters properly coming before the meeting. The undersigned acknowledges receipt of the notice of said annual meeting and the proxy statement.

THIS PROXY WILL BE VOTED AS DIRECTED BY YOU ON THE REVERSE SIDE HEREOF. UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT. THE NOMINEES FOR DIRECTOR ARE: L. BAKER, E. BORDEN, F. CAPEL, W. CAVANAUGH, G. CECIL, C. COKER, R. DAUGHERTY, J. JACKSON. R. JONES, E. LEE, S. SMITH, J. WILSON. IF ANY NOMINEE FOR DIRECTOR BECOMES UNAVAILABLE, THE PROXIES WILL VOTE FOR A SUBSTITUTE DESIGNATED BY THE BOARD.


TO AVOID EXPENSE AND DELAY, PLEASE SIGN EXACTLY AS YOUR NAME APPEARS, DATE AND RETURN YOUR PROXY PROMPTLY BY USE OF THE RETURN ENVELOPE.


                                           (Please date and sign on other side.)

                    1. Amendment to Restated Charter and By-Laws to establish a variable range for the size of the Board of Directors.

                    [_] For        [_] Against        [_] Abstain

Directors     )     2. Amendment to the By-Laws to provide for classification of
              )        the Board of Directors.
Recommend     )
Vote FOR      )     [_] For        [_] Against        [_] Abstain
     ---      )
                    3. Election of Directors as set forth in the Proxy
                       Statement.

                    [_] For All Nominees          [_] Withheld on All Nominees
                    [_] Withheld On The Following Nominees Only

                    -----------------------------------------------------------



                                   _________________________________________

                                   _________________________________________
                                   Signature(s) of Shareholder(s) or Authorized
                                   Representative

                                   Dated ________________________________, 1995




4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer, giving full title. If a partnership, please sign in partnership name by an authorized person, giving full title.